NEWS RELEASE
Contact: Troy D. Cook Executive Vice President & Chief Financial Officer 913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES CLOSING OF ACQUISITION OF 191 UNITS AND SALE OF 70 UNITS TO PIZZA HUT, INC.

Net Acquisition represents a 12% increase in NPC operated Pizza Hut units

OVERLAND PARK, KANSAS, (DECEMBER 9, 2008) - NPC International, Inc. announced today that it has closed the transactions contemplated by two previously announced agreements signed with Pizza Hut, Inc (“PHI”):

(i)     an Asset Purchase Agreement, as amended (“APA”), pursuant to which NPC agreed to purchase from PHI 89 Pizza Hut units for $26.0 million in cash.

(ii)       an Asset Purchase and Sale Agreement, as amended (“PSA”), pursuant to which PHI agreed to purchase from NPC 70 Pizza Hut units for $18.8 million in cash and NPC agreed to purchase from PHI 102 Pizza Hut units for $26.1 million in cash.

The units sold by PHI include 41 fee-owned locations. NPC acquired one of these properties included in the APA and is leasing 40 of them from PHI. The units sold by NPC include 2 fee owned locations that are being leased to PHI.

The units sold pursuant to the PSA are expected to result in a material non-cash loss for NPC due to the anticipated write-down of intangible assets including franchise rights and goodwill relating to the sold stores. NPC currently estimates that the amount of the pre-tax charge will range from $29 million to $32 million. The final charge will be determined following the completion of certain asset valuations, and the amount is subject to change based upon completion of the process. The final charge will be determined and recorded in the fourth quarter of fiscal 2008.

The transaction was funded by the proceeds from the sale of Pizza Hut units to PHI, approximately $13.5 million of available cash reserves and borrowings on the Company’s $75.0 million revolving credit facility.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and operates 1,098 Pizza Hut restaurants, 18% of the entire domestic Pizza Hut system, and delivery/carryout units in 27 states.

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7300 W 129th St,

Overland Park, KS 66213